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Exhibit 10.3

                                 LIBOR TERM NOTE
                                    NEW YORK

Buffalo, New York      May 17, 2005                                $5,000,000.00

BORROWER: THE PEOPLES PUBLISHING GROUP, INC., A corporation organized under the laws of the State of Delaware

Address of its chief executive office: 299 Market Street, Saddle Brook, New Jersey 07663, Attention: Office of CFO

BANK: MANUFACTURERS AND TRADERS TRUST COMPANY, New York banking corporation with its principal banking office at One M&T Plaza, Buffalo, New York 14240,
      Attention: Office of General Counsel

1. DEFINITIONS. As used in this Note, each capitalized term shall have the meaning specified in the Note or as it appears in initial capitalization. Additionally, the following terms shall have the indicated meanings:

      a. "APPLICABLE RATE" shall mean either the LIBOR Rate or the Base Rate, as the case may be.

      b. "ADJUSTMENT DATE", when applicable, shall mean:

            (i) If the Interest Period duration selected below is "one day": the first day of the applicable Interest Period (or, if such date is not a Business Day, the immediately preceding Business Day).

            (ii) If the Interest Period duration selected below is other than "one day": two (2) Business Days before the first day of the applicable Interest Period (each of which shall have a duration as selected below; see LIBOR Rate definition).

      c. "BASE RATE" shall mean the rate of interest announced by the Bank as its prime rate of interest.

      d. "BUSINESS DAY" shall mean any day of the year on which banking institutions in New York, New York are not authorized or required by law or other governmental action to close and, to the extent the LIBOR Rate is applicable, on which dealings are carried on in the London Interbank market.

      e. "CONTINUATION DATE" shall mean the last day of each Interest Period.

      f. "COST OF FUNDS" shall mean the most recent yield on United States Treasury Obligations adjusted to constant maturity to match the corresponding loan term in effect two (2) business days prior to the reset date as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H.15 (519), or by such other quoting service, index or commonly available source utilized by the Bank, plus the "ask" side of the like-year swap spread in effect two (2) business days prior to the reset date as set forth in Bloomberg L.P., or such other quoting service, index or commonly available source utilized by the Bank.

      g. "CREDIT AGREEMENT" shall mean the Credit Agreement dated even date herewith by and between the Borrower and the Bank.

      h. "INTEREST PERIOD" shall mean, as to the LIBOR Rate, the period commencing on the date of this Note or Continuation Date (as the case may be) and ending on the date that shall be:

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         (i)  If the Interest Period duration selected below is "one day": the following day; provided, however, that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

         (ii) If the Interest Period duration selected below is other than "one day": the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one (1), two (2), three (3) or six (6) months thereafter (as selected below); provided, however, that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day.

      i. "LIBOR" shall mean the rate obtained by dividing (i) the one-day, one-month, two-month, three-month or six-month interest period London Interbank Offered Rate (as selected below), fixed by the British Bankers Association for United States dollar deposits in the London Interbank Eurodollar Market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Eurocurrency Liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States' office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

      j. "LIBOR RATE" shall mean the interest rate determined on the pricing grid as follows with an Interest Period duration of one day, one month, two months, three months or six months:

               Total Funded Debt
                 To EBITDA (as
                defined in the           LIBOR
Level          Credit Agreement          Margin
 I                   <1.00                1.75%
 II                1.0>2.0                2.00%
 III                  >2.0                2.25%

      k. "MATURITY DATE" is the Payment Due Date in May 17, 2012.

      l. "PAYMENT DUE DATE", when applicable, shall mean the same day of the calendar month as the date of this Note (or if there is no numerically corresponding day in a month, on the last day of such month); provided, however, if that day is not a Business Day, the Payment Due Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Payment Due Date shall be the immediately preceding Business Day.

      m. "PRINCIPAL AMOUNT" shall mean Five Million Dollars ($5,000,000.00).

2. PAYMENT OF PRINCIPAL, INTEREST AND EXPENSES.

      a. PROMISE TO PAY. For value received, and intending to be legally bound, Borrower promises to pay to the order of the Bank on the dates set forth below, the Principal Amount, plus interest as agreed below and all fees and costs (including without limitation attorneys' fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note ("Expenses").

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      b. INITIAL APPLICABLE RATE. The initial Applicable Rate shall be the LIBOR
Rate (based on the Interest Period duration selected above) in effect on the date that is:

            (i) If the Interest Period duration selected above is "one day": the date of this Note (or, if such date is not a Business Day, the immediately preceding Business Day).

            (ii) If the Interest Period duration selected above is other than "one day": two (2) Business Days before the date of this Note.

In either case, the initial Interest Period shall start on the date of this Note.

      c. INTEREST. Interest shall accrue on the outstanding Principal Amount calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366) at the Applicable Rate that on each day shall be:

            (i) IF THE LIBOR RATE IS THE APPLICABLE RATE. Interest shall accrue on the Principal Amount from and including the first day of the Interest Period (with the duration selected above) until, but not including, the last day of such Interest Period or the day the Principal Amount is paid in full (if sooner), at a rate per annum equal to the LIBOR Rate determined and in effect on the applicable Adjustment Date.

            (ii) IF THE BASE RATE IS THE APPLICABLE RATE. Interest shall accrue on the Principal Amount from and including the first date the Base Rate is the Applicable Rate to but not including, the day such Principal Amount is paid in full or the Applicable Rate is converted to the LIBOR Rate, at the rate per annum equal to the Base Rate. Any change in the Base Rate resulting from a change in the Bank's prime rate shall be effective on the date of such change.

      d. PAYMENT SCHEDULE:

        Borrower shall pay interest only on this Note until May 16, 2006; thereafter, Borrower shall pay the outstanding Principal Amount in seventy-two (72) consecutive monthly installments as follows: (i) if the Interest Period duration is "one day", starting on the first Payment Due Date after the date of this Note and on each Payment Due Date thereafter, or (ii) if the Interest Period duration is other than "one day", starting on the last day of the Interest Period that commences on the date of this Note and on last day of each Interest Period thereafter; in either case, consisting of seventy-one (71) equal installments of principal each in the amount of $69,444.44 and ONE (1) FINAL INSTALLMENT on the Maturity Date in an amount equal to the outstanding Principal Amount at that time together with all other amounts outstanding hereunder including, without limitation, accrued interest, costs and Expense (the "Final Installment"); provided, however, if the Applicable Rate is converted to the Base Rate, Borrower shall pay the outstanding Principal Amount in consecutive monthly installments commencing on the first Payment Due Date after the date of such conversion and on the same Payment Due Date thereafter until conversion back to the LIBOR Rate (at which time Borrower shall resume the monthly, bi-monthly, quarterly or semi-annual installments in the amount set forth above or as otherwise agreed to by the Bank and Borrower in writing) or the Maturity Date (at which time Borrower shall pay the Final Installment) with each such installment being equal in an amount to fully amortize the outstanding Principal Amount of the Note in full by the Maturity Date or such other date agreed to by the Bank and Borrower in writing. The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower. In addition, until the outstanding Principal Amount is paid in full, Borrower shall pay all accrued and unpaid interest, in amounts which may vary, as follows: (i) if the LIBOR Rate is the Applicable Rate, on the last day of each Interest Period (except, however, if the Interest Period duration selected above is "one day", in which case such interest payments shall be made on the Payment Due Date for each month, or as otherwise invoiced by the Bank), (ii) if the Base Rate is the Applicable Rate, on the Payment Due Date for each month, and
        (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

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      e. MAXIMUM LEGAL RATE. It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the "Maximum Legal Rate"). If this Note is for a personal loan of less than $2,500,000 and is secured primarily by a one- to four-family residence, the interest rate shall not exceed 16%. Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower.

      f. DEFAULT RATE. If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal Amount shall immediately be automatically increased to 3 percentage points per year above the higher of the LIBOR Rate or the Base Rate, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.

      g. REPAYMENT OF PRINCIPAL AND INTEREST; LATE CHARGE. Payments shall be made in immediately available United States funds at any banking office of the Bank. Interest will continue to accrue until payment is actually received. If payment is not received within five days of its due date, Borrower shall pay a late charge equal to the greatest of (a) $50.00, (b) 5% of the delinquent amount or (c) the Bank's then current late charge as announced from time to time. If this Note is secured by a one to six-family owner-occupied residence, the late charge shall equal 2% of the delinquent amount and shall be payable if payment is not received within fifteen days of its due date. Payments may be applied in any order in the sole discretion of the Bank but, prior to default, shall be applied first to past due interest, Expenses, late charges and principal, then to current interest, Expenses, late charges and principal, and last to remaining principal.

      h. PREPAYMENT.

            (i) Subject to the following, during the term of this Note, Borrower shall have the option of paying the Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) business days prior to making such payment. If (i) Borrower prepays, in whole or in part, any Principal Amount when the Applicable Rate is the LIBOR Rate before the end of the Interest Period, (ii) there occurs an Event of Default or the Applicable Rate is converted from the LIBOR Rate to the Base Rate before the end of an Interest Period pursuant to Section 3, then Borrower shall be liable for and shall pay the Bank, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment (based on the entire Principal Amount pre-paid), failure to draw, early termination of the Interest Period, revocation, bankruptcy or otherwise. The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower. The provisions of this paragraph shall not be applicable if the Interest Period duration selected above is "one day".

            (ii) Upon making any prepayment of the Principal Amount in whole, Borrower shall pay to the Bank all interest and Expenses owing pursuant to the Note and remaining unpaid. Each partial prepayment of the Principal Amount shall be applied in inverse order of maturity to the principal included in the installments provided herein.

            (iii) In the event the Maturity Date is accelerated following an Event of Default by Borrower, any tender of payment of the amount necessary to satisfy the entire indebtedness made after such Event of Default shall be expressly deemed a voluntary prepayment. In such a case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus the appropriate prepayment premium calculated in accordance with this Section 2(h).

            (iv) In the event of a conversion to a fixed rate, subject to the prepayment premium provided for hereafter in this paragraph, during the term of this Note, the Borrower shall have the option of paying the Principal Sum to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least thirty (30) days prior to making such prepayment; provided however, that together with such prepayment, the Borrower shall pay to the Bank, as consideration of the privilege of making such prepayment, a premium equal to the greater of (a) one percent (1%) of the Principal Sum prepaid, or (b) an amount equal to the present value of the difference between (i) the amount of interest that would have accrued on the Principal Sum during the remaining term of this Note, at the interest rate set forth in this Note in effect on the

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date of prepayment and (ii) the amount of interest that would have accrued on the Principal Sum during the remaining term of this Note at the Current Market Rate. Upon making any prepayment of the Principal Sum in whole, the Borrower shall pay to the Bank all interest and Expense owing pursuant to this Note and remaining unpaid. Each partial prepayment of the Principal Sum shall be applied in inverse order of maturity to the principal included in the installments provided for the paragraph of this Note captioned "Repayment of Principal and Interest". In the event the Maturity Date of the Note is accelerated following an Event of Default, any tender payment of the amount necessary to satisfy the entire indebtedness made after such Event of Default shall be expressly deemed a voluntary prepayment. In such case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus the appropriate prepayment premium calculated in accordance with this paragraph.

3. CONTINUATIONS AND CONVERSIONS.

      a. EXPIRATION OF INTEREST PERIOD. Subject to Section 3(b), upon the expiration of the first Interest Period and each Interest Period thereafter, on the Continuation Date the LIBOR Rate will be automatically continued with an Interest Period of the same duration as the Interest Period duration initially selected above. Borrower shall have the right on the first anniversary of this Note to elect a fixed rate equal to the Bank's six year Cost of Funds plus 225 basis points to be set at conversion to an amortizing loan as set forth in paragraph 2d of this Note.

      b. CONVERSION UPON DEFAULT. Unless the Bank shall otherwise consent in writing, if (i) Borrower has failed to pay when due, in whole or in part, the indebtedness under the Note (whether upon maturity, acceleration or otherwise), or (ii) there exists a condition or event which with the passage of time, the giving of notice or both shall constitute an Event of Default, the Bank, in its sole discretion, may (i) permit the LIBOR Rate to continue until the last day of the applicable Interest Period at which time such the Applicable Rate shall automatically be converted to the Base Rate or (ii) convert the LIBOR Rate to the Base Rate before the end of the applicable Interest Period. Notwithstanding the foregoing, upon the occurrence of an Event of Default in Section 5(ix), the Applicable Rate shall be automatically converted to the Base Rate without further action by the Bank and Borrower shall have no right to have the Applicable Rate converted from the Base Rate to the LIBOR Rate. Nothing herein shall be construed to be a waiver by the Bank to have the Principal Amount accrue interest at the Default Rate or the right of the Bank to the amounts set forth in Section 2(h) of this Note, if any.

4. CREDIT AGREEMENT. This Note (i) is the Term Note referred to in the Credit Agreement, (ii) is subject to the terms and conditions of the Credit Agreement and the Transaction Documents, as defined in the Credit Agreement, it being agreed that all the provisions of the Credit Agreement are incorporated herein by reference, and (iii) without limiting the generality of the immediately preceding clause (ii), is secured as provided in the Credit Agreement.

5. EVENTS OF DEFAULT; ACCELERATION. Upon the occurrence and during the continuance of any one or more of the Events of Default, as defined in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, due and payable all as provided in the Credit Agreement.

6. RIGHT OF SETOFF. The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any Affiliate or otherwise owing by the Bank or any Affiliate in any capacity to Borrower or any guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.

7. INABILITY TO DETERMINE LIBOR RATES, INCREASED COSTS, ILLEGALITY.

      a. INCREASED COSTS. If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans based on LIBOR, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank and pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

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      b. INABILITY TO DETERMINE RATES. If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for the Interest Period specified above, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not maintain the loan hereunder at the LIBOR Rate until the Bank revokes such notice in writing and, until such revocation, the Bank may convert the Applicable Rate from the LIBOR Rate to the Base Rate.

      c. ILLEGALITY. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make loans at based on LIBOR then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the loan hereunder at the LIBOR Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Bank shall determine that it is unlawful to maintain the loan hereunder based on LIBOR, the Bank may convert the Applicable Rate from the LIBOR Rate to the Base Rate.

8. MISCELLANEOUS. This Note, together with any related loan and security agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank's course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Borrower hereby waives protest, presentment and notice of any kind in connection with this Note. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

9. NOTICES. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank's records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower's relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three
(3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

10. JOINT AND SEVERAL. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts which become due under this Note and the term "Borrower" shall include each as well as all of them.

11. GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. This Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH, AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER'S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

12. WAIVER OF JURY TRIAL. Borrower and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Bank may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. Borrower represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. Borrower Acknowledges that the Bank has been induced to enter into this note by, among other things, the provisions of this Section.

PREAUTHORIZED TRANSFERS FROM DEPOSIT ACCOUNT. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit Borrower's deposit account # 9836813304 with the Bank automatically for any amount which becomes due under this Note.

ACKNOWLEDGMENT. Borrower acknowledges that it has read and understands all the provisions of this Note, including the GOVERNING LAW, JURISDICTION and WAIVER OF JURY TRIAL, and has been advised by counsel as necessary or appropriate.

TAX ID/SS # 2199108                           THE PEOPLES PUBLISHING GROUP, INC.

_____________________________
Signature of Witness
                                         /s/ Michael L. DeMarco
_____________________________            ----------------------
Printed Name of Witness                  Name:  Michael L. DeMarco
                                         Title:  Chief Financial Officer